Exhibit 99

                                                         Ithaca Industries, Inc.
                                                         Highway 268 West
                                                         P.O. Box 620
                                                         Wilkesboro, NC 28697
                                                         (336) 667-5231

Contact for additional information:

Richard P. Thrush
Senior Vice President/CFO
(336) 667-5231  X314

FOR IMMEDIATE RELEASE


                ITHACA INDUSTRIES ANNOUNCES SIGNING OF DEFINITIVE
                     AGREEMENT FOR SALE OF HOSIERY DIVISION

              ACQUIRING COMPANY LED BY CURRENT DIVISION MANAGEMENT


WILKESBORO, N.C., APRIL 29, 1999--ITHACA INDUSTRIES, INC., one of the nation's largest manufacturers of private-brand men's underwear and outerwear and women's underwear products, today announced it has signed a definitive agreement for the sale of its hosiery division to a management led group.

The newly formed company, which will be owned by the division's existing management team, will be headquartered in Siler City, North Carolina and will have manufacturing plants and distribution facilities in Siler City, Wilkesboro and Liberty North Carolina. Brian F. Slagle will become the President and CEO of the new company. Mr. Slagle stated "The acquiring company will be privately owned and will focus its efforts on the continued development of its position as a leading provider of private brand women's hosiery products in the United States."

Jim D. Waller, Chairman, President and CEO of Ithaca Industries, Inc. stated "The sale of the hosiery segment of our business will position Ithaca to focus and grow as a private brand underwear and outerwear company. This narrowing of our focus will allow us to maximize our leading position in this growing segment of the apparel market." Ithaca will remain headquartered in Wilkesboro, North Carolina with manufacturing plants and distribution facilities in Gastonia and Graham North Carolina; Cairo, Glennville, Swainsboro and Vidalia Georgia; Honduras and Mexico.

ITHACA INDUSTRIES, INC.

The consummation of the transaction is currently scheduled for April 30 and is subject to a number of conditions including completion of the Buyer's financing arrangements and consent of Ithaca's lenders. Ithaca is in the process of completing an amendment and consent under its credit agreements with its lenders. The sale of the hosiery division will require Ithaca to report its fiscal 1999 results to reflect the hosiery division as a discontinued operation and will result in a one-time charge to earnings for fiscal 1999. Ithaca anticipates that there may be a delay of not more than two weeks in the filing of Ithaca's Annual Report on Form 10K with the Securities and Exchange Commission.

Ithaca Industries, Inc. is one of the largest manufacturers of private-brand men's underwear and outerwear and women's underwear products in the United States. Products are sold through a wide range of retail distribution channels and are offered to the public through more than 10,000 customer outlets, including discount stores, department stores and specialty stores. Ithaca stock
(ITHI) is currently traded via the NASDAQ bulletin board.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THESE RISKS INCLUDE BUSINESS RISKS SUCH AS CHANGES IN THE PRICE OF RAW MATERIALS, CONCENTRATION OF ITHACA'S PRINCIPAL CUSTOMERS, AVAILABILITY OF LABOR AND COMPETITIVE FACTORS; INDUSTRY RISKS SUCH AS CHANGES IN THE RETAILING INDUSTRY AND SHIFTS IN CONSUMER PREFERENCES; FINANCIAL RISKS SUCH AS LIQUIDITY AND ACCESS TO CAPITAL; AND OTHER RISKS AS SET FORTH FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.